WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
January 28, 2010	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS BREAKEVEN 4TH QUARTER AND FULL YEAR 2009 NET INCOME

NONPERFORMING ASSETS AND DELINQUENCIES DECLINE SIGNIFICANTLY FROM 3RD QUARTER LEVELS

STRONG DEPOSIT AND MARGIN GROWTH CONTINUE

WSFS MAINTAINS $0.12 QUARTERLY DIVIDEND

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS Bank), reported breakeven net income for the fourth quarter and a loss per common share of $0.09 (after preferred stock dividends), consistent with reported breakeven net income and loss per common share of $0.10 in the third quarter 2009 and an improvement from a net loss of $3.3 million and loss of $0.54 per common share in the fourth quarter of 2008. For the full year of 2009, WSFS reported net income of $663,000 and a loss of $0.30 per common share (after preferred stock dividends). This compares to net income of $16.1 million or $2.57 per diluted common share during 2008.

Highlights:

•

Asset quality statistics improved over third quarter levels, including an $11.0 million decrease in non-performing assets (NPAs), with the ratio of NPAs to total assets improving 42 basis points (0.42%) to 2.19%. Total loan portfolio delinquencies also decreased 59 basis points (0.59%) from the third quarter of 2009 to 2.20% of total loans, while the ratio of allowance for loan losses to total gross loans increased seven basis points (0.07%) to 2.12%.

•	Customer deposit growth continued at strong levels, increasing $81.9 million or 4% (16% annualized) from September 30, 2009 and $438.9 million or 26% from year end 2008.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•

WSFS’ net interest margin also continued its strong positive trend, increasing to 3.48% for the quarter ended December 31, 2009 from 3.35% in the quarter ended September 30, 2009 and 3.07% in the quarter ended December 31, 2008. Net interest income of $28.1 million increased $1.8 million, or 7% (27% annualized) from the third quarter of 2009 and $5.5 million, or 24% from the fourth quarter of 2008.

•	Pre-tax, pre-provision net revenue increased $3.7 million, or 42% over the fourth quarter of 2008.
•

WSFS’ capital ratios remain at strong levels with a tangible common equity ratio of 6.31%, total risk-based capital ratio of 12.24%, Tier 1 capital ratio of 11.02% and core capital ratio of 8.67%. Tangible common book value per common share stood at $33.27 as of December 31, 2009, substantially the same as the $33.45 at the end of the third quarter of 2009.

•	The Company maintained its quarterly common dividend of $0.12 per share.

Other notable items:

•

WSFS recorded a $12.7 million provision for loan losses (down from $15.5 in the third quarter 2009 and exceeding fourth quarter net charge-offs by $1.1 million), $1.8 million in additional write-downs of assets acquired through foreclosure (REO; up from $585,000 during the third quarter) and added $153,000 to its reserve for letters of credit (down from $346,000 added during the third quarter).

•

WSFS recorded $1.2 million in professional fees related to the Company’s efficiency effort: Creative Opportunities for Revenues and Expenses (CORE) program. This expense accrual is for the portion of the consultant’s work that is substantially performed, while the consultant’s payments, expense savings and revenue enhancements will largely be realized in future periods.

•	WSFS completed the wind-down of 1st Reverse Financial Services, LLC (1st Reverse), contributing a loss of $363,000 or $0.03 per common share in the fourth quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

CEO outlook and commentary:

Mark A. Turner, President and CEO said, “This quarter, we are pleased with the results of the significant actions we have taken to manage our problem loans. During the quarter our nonperforming assets decreased 12% while we built our allowance for loan loss and improved our coverage ratios.”

Mr. Turner continued, “As importantly, we took advantage of opportunities to grow and strengthen our business. Customer deposit growth continued its robust pace and brought total growth for 2009 to 26%, far outpacing our historical growth rate and peers’ results. Solid increases in net interest margin and net interest income were the result of growth in core funding, thoughtful management of funding costs and improved pricing and terms from our lending relationships.”

“The progress we have made in executing on our strategy of “Engaged Associates delivering Stellar Service to create Customer Advocates” explains our success in outpacing loan and deposit growth reported by our competitors, especially during this recession. In 2009, for the third year in a row, we were named by Wilmington’s The News Journal as a Top 5 “Best in Business,” and in 2009 this independent survey ranked us as the #1 best place to work in the State of Delaware. Additionally, independent survey results of our customers continue to score WSFS as “world class” in service and engagement, firmly in the top ten percent of all companies surveyed by Gallup, Inc.”

Mr. Turner concluded, “We fully expect 2010 will be another challenging year for the economy, and for us, as the recognition of delinquencies, nonperforming assets and loan losses are likely to be uneven until the economy stabilizes. However, with strong capital and operating fundamentals we also anticipate continued opportunities to build on the successes we have had in serving our communities and growing our franchise value during a period when others are retrenching.”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Fourth Quarter 2009 Discussion of Financial Results

Net interest margin continues to improve

The net interest margin for the fourth quarter of 2009 increased a strong 13 basis points (0.13%) to 3.48% from the 3.35% reported in the third quarter of 2009. Net interest income for the fourth quarter for 2009 was $28.1 million, a $1.8 million, or 7%, increase over the $26.3 million reported during the third quarter of 2009. Net interest income increased $5.5 million, or 24%, and the net interest margin increased 41 basis points (0.41%) from the fourth quarter of 2008.

The margin continues to benefit from the Company’s growth in core funding and active management of deposit and wholesale funding costs. Also, consistent with the third quarter of 2009, while funding costs continue to decline, the Company’s yield on its loan portfolio remained relatively stable.

Customer deposits increased $81.9 million from September 30, 2009

Total customer deposits (core deposits and customer time deposits) were $2.1 billion at December 31, 2009, and increased a robust $81.9 million or 4% (16% annualized) over levels reported at September 30, 2009. The linked-quarter increase in deposits was primarily in core deposits and included marked increases in money market, interest bearing and noninterest bearing DDA accounts.

Customer deposits increased $438.9 million, or 26%, over balances at December 31, 2008. The very strong growth was across all categories, and represented a notable shift to lower-cost core deposit accounts. Core deposits now represent 69% of total customer deposits compared to 62% a year ago.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2009		September 30, 2009		December 31, 2008

Noninterest demand	$431,476	20%	$411,959	20%	$311,322	18%
Interest-bearing demand	265,719	12	243,310	12	214,749	13
Savings	224,921	11	219,446	11	208,368	12
Money market	550,638	26	521,255	25	326,792	19
Total core deposits	1,472,754	69	1,395,970	68	1,061,231	62
Customer time	673,266	31	668,200	32	645,902	38
Total customer deposits	$2,146,020	100%	$2,064,170	100%	$1,707,133	100%

Net Loans

While the Company continues active lending in its marketplace, total net loans were $2.5 billion at December 31, 2009, a decrease of $30.8 million, or 1% (5% annualized) compared to the prior quarter end. This was primarily the result of residential first mortgage loan sales and a few large commercial payoffs. Residential first mortgage loans have continued to decline from previous periods because of the Company’s strategy to originate then sell mortgage loans in the secondary market to generate fee income. Commercial and commercial real estate loans (together Commercial Loans) decreased by $9.6 million or less than 1% (2% annualized) from September 30, 2009 largely due to paydowns and net charge-offs. At the end of 2009, two large customers completed the sale of their businesses and paid-off $17.9 million in balances. These decreases were partially offset by normal business lending, which included $23.1 million in new relationships to the Bank and further solidifies the Company’s market share in Delaware and contiguous areas.

Another factor contributing to the decrease in Commercial Loans was a desired decline in construction and land development loans (CLD). Total CLD loans as of December 31, 2009 were $194.4 million, or only 7.6% of total loans, a decrease of $24.6 million from September 30, 2009. Included in these totals were residential CLD loans, which decreased $13.8 million to $109.6 million, and are now only 4.3% of total loans.

Total net loans increased $35.3 million, or 1%, over December 31, 2008. This growth was primarily due to a $121.9 million, or 7% increase in Commercial Loans, including a decrease of $34.1 million in the Company’s CLD portfolio. Partially offsetting the growth in

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Commercial Loans was a $68.2 million decrease in residential mortgage loans, due to the loan sale strategy discussed above. The Company’s 2009 net loan growth compares very favorably to national net loan growth trends. Based on a recent Federal Reserve statistical release (FRB: H.8 Release dated January 15, 2010), net loans and leases of commercial banks in the United States decreased by 7% for the year ended December 31, 2009.

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2009		September 30, 2009		December 31, 2008

Commercial and CRE	$1,871,833	76%	$1,881,464	75%	$1,749,944	72%
Residential mortgage	359,282	14	377,126	15	427,481	17
Consumer	301,486	12	303,771	12	297,599	12
Allowance for loan losses	(53,446)	(2)	(52,385)	(2)	(31,189)	(1)
Net Loans	$2,479,155	100%	$2,509,976	100%	$2,443,835	100%

Improvement in many credit quality statistics

Many of the Company’s key asset quality statistics improved during the fourth quarter of 2009, including a decrease in both nonperforming assets and accruing and 90-day past due loans, an improvement in the ratio of nonperforming assets to total assets, a decrease in loan portfolio delinquency and improvements in the Company’s coverage ratios (both the allowance for loan loss to total gross loans and allowance for loan loss to nonaccruing loans).

Nonperforming assets decreased to $82.2 million as of December 31, 2009 from $93.2 million as of September 30, 2009. The decrease of $11.0 million, or 12%, in the fourth quarter of 2009 was primarily due to net charge-offs and REO write-downs of $13.4 million and the resolution/paydown of $11.5 million of loans reported as nonperforming in prior periods, far exceeding the $13.9 million in new nonperforming assets added during the quarter. As a result, the ratio of nonperforming assets to total assets improved to 2.19%, a 42 basis point improvement over the 2.61% reported for the third quarter of 2009.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Nonperforming assets have increased by $46.4 million from the $35.8 million reported as of December 31, 2008. As previously reported, this increase is mainly a result of deterioration in the Company’s CLD loan portfolio and reflects the continued protracted recession over the past year.

Total loan portfolio delinquency improved significantly to 2.20% of total loans as of December 31, 2009 compared to 2.79% as of September 30, 2009. This positive change was mainly due to increased paydowns, charge-offs and the proactive resolution of problem assets as the Company continues to add substantial resources and talent to its credit administration and loan resolution efforts.

Both early and late stage delinquencies contributed to this overall decline, as 30-89 day delinquencies went from 1.00% to 0.85% and greater than 90 day delinquencies went from 1.79% to 1.35% during the quarter. Improvement in early stage delinquencies was largely due to improvement in the CLD and consumer loan portfolios. Commercial and industrial and commercial real estate loans early stage delinquency rose slightly during the quarter and reflect the impact of the continued recession as it ripples through other customer and loan segments.

The following table summarizes current loan portfolio delinquency (contractually past due 30 days or greater) compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2009		September 30, 2009		December 31, 2008

Commercial and CRE	$33,959	1.79%	$48,444	2.54%	$22,433	1.30%
Residential mortgage	18,893	5.39	19,096	5.26	13,215	5.30
Consumer	2,994	1.00	4,178	1.39	1,856	0.64
Total delinquency	$55,846	2.20%	$71,718	2.79%	$37,504	1.54%

Portfolio delinquency is actually less than nonperforming assets at December 31, 2009 as two large credits, that have been current, were moved to nonaccrual status in the second quarter of 2009.

Total net charge-offs in the fourth quarter of 2009 were $11.6 million, or 1.82% (annualized) of average loans, compared to $4.5 million, or 0.71% (annualized) for the third quarter of 2009 and down slightly from $11.9 million or 1.97% (annualized) for the fourth quarter

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

of 2008. A significant portion of these charge-offs were construction loans which recorded net charge-offs of $6.1 million, or 13% (annualized) of the portfolio, many of which were previously identified problem assets that have been resolved or are moving towards final resolution. In addition, net charge-offs in the consumer and residential first mortgage loan portfolios were $1.1 million (1.46% annualized) and $401,000 (0.46% annualized), respectively for the fourth quarter of 2009 compared to $1.1 million and $257,000 during the third quarter of 2009.

During the fourth quarter of 2009 the Company recorded a $12.7 million provision for loan losses, mainly the result of charge-offs of consumer and certain nonperforming loans, with modest credit risk migration within the commercial loan portfolio also contributing to the provision.

Investments

At December 31, 2009, the Company’s total securities portfolio had a carrying value of $727.5 million, up from the September 30, 2009 level of $573.4 million. The non-Agency MBS portfolio increased by $138.0 million due to the purchase of $172.0 million of securities, late in the fourth quarter, offset by prepayments and sale of one private label MBS at a small gain. The recently purchased MBS not only underwent significant internal pre-purchase due diligence using sophisticated models, but also were rated AAA during 2009, under heightened rating agency scrutiny. These purchases took advantage of market opportunity and improved the margin.

The Company recorded $86,000 of other-than-temporary impairment (OTTI) on one bond during the fourth quarter of 2009, which represents the Bank’s only OTTI charge recognized for all of 2009 and 2008. At December 31, 2009, cumulatively 28 bonds, out of a total of 175, with a market value of $91.4 million have been downgraded below AAA-. Only two additional downgrades occurred during the fourth quarter of 2009. The Company’s continuing independent stress tests of downgraded bonds projected losses of only $774,000 (79 basis points) in a “housing depression” scenario of an additional 20% decline in housing prices over the next 24-month horizon.

500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income

During the fourth quarter of 2009, the Company earned noninterest income of $11.9 million, a decrease of $2.6 million or 18%, compared to the third quarter of 2009. Four items make up the entire $2.6 million decrease during the quarter and include: (1) lower securities gains of $930,000; (2) a lower positive mark-to-market adjustment of $622,000 (on the BBB+ rated bond) during the fourth quarter of 2009 versus the prior quarter; (3) fees from mortgage banking activities were $606,000 lower during this quarter as a result of a discrete bulk loan sale that was completed during the third quarter of 2009; and (4) loan fee income was $445,000 lower during the fourth quarter of 2009 as the Company completed its wind-down of 1st Reverse.

Noninterest income increased $1.8 million in comparison to the fourth quarter of 2008. During the fourth quarter of 2009, debit/credit card & ATM fees and service charges on deposit accounts increased by $430,000 and $229,000, respectively, primarily due to increased volume and franchise growth. The rest of the increase was mainly from the mark-to-market adjustment on the BBB+ rated MBS, as a $1.4 million reduction in the market value was recorded during the fourth quarter of 2008 compared to a $124,000 increase in market value during the fourth quarter of 2009. Partially offsetting this increase were loan fees which decreased by $326,000 during 2009 due to the wind-down of 1st Reverse.

Noninterest expense

Noninterest expense for the fourth quarter of 2009 totaled $27.6 million, which was a $2.0 million increase from the third quarter of 2009. This increase was mainly due to an increase in professional fees during the quarter from the $1.2 million accrual of consulting expenses related the Company’s CORE program. As discussed earlier, there is a timing difference between the period in which the consultant’s expense is recognized and when the future revenue enhancement or expense savings are expected to be realized. In addition, during the fourth quarter of 2009, write-downs of REO and other credit related costs increased $1.4 million compared to the third quarter of 2009, related to additional deterioration in housing prices and appraisal values. Together, these two identified increases ($2.6 million) exceeded the quarter to quarter increase in noninterest expenses, as otherwise the Company has been closely managing expenses.

500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest expense for the fourth quarter increased $3.6 million from the fourth quarter of 2008. This increase is mainly due to the $1.2 million consulting expense discussed above and an $850,000 increase in FDIC insurance assessments as a result of higher industry insurance rates and significant increase in deposit balances. Also, during the fourth quarter of 2009, the Company recognized $1.1 million of additional write-downs on REO over the fourth quarter of 2008. In addition, the Company recorded increases in salaries, occupancy and data processing and operations expenses primarily due to the continued growth of the banking franchise during 2009.

Capital management

The Company’s capital decreased slightly by $1.2 million from September 30, 2009 levels and primarily reflects stock dividend payments combined with near breakeven earnings for the fourth quarter. The Bank’s core capital ratio of 8.67%, Tier 1 capital ratio of 11.02% and total risk-based capital ratio of 12.24%, all are substantially in excess of “well-capitalized” regulatory benchmarks, the regulator’s highest capital rating. Additionally, the Parent Company holds $30 million of funds, mostly from the $25 million common equity raised in the third quarter of 2009, that can be contributed as capital to the Bank to support its balance sheet and growth, or the repayment of Capital Purchase Plan (CPP) funds.

Tangible common book value per common share was $33.27 at December 31, 2009, and decreased slightly from the $33.45 reported at September 30, 2009. The Company’s tangible common equity ratio was 6.31% at the end of the fourth quarter.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share. This dividend will be paid on February 26, 2010, to shareholders of record as of February 12, 2010.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Niche businesses (included in the above results)

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $308 million in vault cash in more than 10,000 non-bank ATMs nationwide and also operates 364 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware. During the fourth quarter of 2009, Cash Connect reported pre-tax income of $1.3 million, compared to $1.5 million for the third quarter of 2009 and $1.3 million for the fourth quarter of 2008.  Cash Connect’s pre-tax income was $5.5 million for 2009, compared to $4.0 million in 2008 as a result of growth in the business, positive impact of floor rates and cost reduction initiatives at Cash Connect.

During the fourth quarter of 2009, 1st Reverse, the Company’s national reverse mortgage subsidiary, reported a pre-tax loss of $363,000 as it completed its wind-down of operations. 1st Reverse recorded $219,000 in fee income and expenses of $582,000 during the quarter.

The combined impact of these niche businesses did not materially impact the consolidated quarterly comparisons for noninterest income or expenses.

Income taxes

The Company recorded a $307,000 income tax benefit in the fourth quarter of 2009 primarily from ongoing tax-free income. During the third quarter of 2009 the Company recorded a $222,000 income tax benefit. In the fourth quarter of 2008, the Company recorded a $2.6 million income tax benefit. Volatility in effective tax rates from quarter to quarter is expected.

4th Quarter 2009 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Standard Time (EST) on Friday, January 29, 2010. Interested parties may listen to this call by dialing 1-800-860-2442. A rebroadcast of the conference call will be available one hour after the completion of the conference call, until 9:00 a.m. EST on February 8, 2010, by calling 1-877-344-7529 and using Conference ID 437256#.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.7 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 41 banking offices located in Delaware (36), Pennsylvania (4) and Virginia (1). WSFS Bank provides comprehensive financial services including trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2009	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$32,235	$32,283	$33,832	$128,248	$140,661
Interest on mortgage-backed securities	7,841	6,435	6,377	28,560	23,984
Interest and dividends on investment securities	(122)	412	(662)	922	254
Other interest income	—	—	238	—	1,578
	39,954	39,130	39,785	157,730	166,477
Interest expense:
Interest on deposits	6,959	7,578	9,521	30,389	39,809
Interest on Federal Home Loan Bank advances	3,940	4,221	6,061	18,306	29,620
Interest on trust preferred borrowings	348	389	727	1,797	3,275
Interest on other borrowings	627	649	900	2,594	4,554
	11,874	12,837	17,209	53,086	77,258

Net interest income	28,080	26,293	22,576	104,644	89,219
Provision for loan losses	12,678	15,483	14,699	47,811	23,024

Net interest income after provision for loan losses	15,402	10,810	7,877	56,833	66,195

Noninterest income:
Credit/debit card and ATM income	4,398	4,373	3,968	16,522	17,229
Deposit service charges	4,387	4,401	4,158	16,881	16,484
Loan fee income	904	1,349	1,230	4,857	3,696
Investment advisory income	590	525	557	2,162	2,395
Bank owned life insurance income	240	238	208	917	1,786
Securities gains (losses)	238	1,875	(976)	3,423	139
Mortgage banking activities, net	216	822	(116)	1,646	148
Other income	962	955	1,099	3,833	4,112
	11,935	14,538	10,128	50,241	45,989
Noninterest expenses:
Salaries, benefits and other compensation	11,620	12,131	11,659	48,133	46,654
Professional fees	2,653	1,148	1,473	7,074	4,082
Occupancy expense	2,421	2,452	2,128	9,664	8,416
Equipment expense	1,670	1,829	1,603	6,803	6,174
Data processing and operations expense	1,296	1,169	1,001	4,743	4,216
Marketing expense	894	852	900	3,304	3,920
Other operating expenses	7,052	5,988	5,205	28,783	15,636
	27,606	25,569	23,969	108,504	89,098

(Loss) income before taxes	(269)	(221)	(5,964)	(1,430)	23,086
Income tax (benefit) provision	(307)	(222)	(2,644)	(2,093)	6,950
Net income (loss)	38	1	(3,320)	663	16,136
Dividends on preferred stock and accretion	692	634	—	2,590	—
Net (loss) income available to common stockholders	$(654)	$(633)	$(3,320)	$(1,927)	$16,136

Diluted earnings per common share:
Net (loss) income available to common stockholders	$(0.09)	$(0.10)	$(0.54)	$(0.30)	$2.57

Weighted average common shares outstanding for diluted EPS	7,077,649	6,266,289	6,174,985	6,428,889	6,289,896

Performance Ratios:

Return on average assets (a)	0.00%	0.00%	(0.40)%	0.02%	0.50%
Return on average equity (a)	0.05	0.00	(5.93)	0.24	7.30
Net interest margin (a)(b)	3.48	3.35	3.07	3.30	3.13
Efficiency ratio (c)	68.52	62.20	72.67	69.56	65.36
Noninterest income as a percentage of total revenue (b)	29.62	35.37	30.71	32.21	33.74

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	Dec 31,	Sept 30,	Dec 31,
	2009	2009	2008

Assets:
Cash and due from banks	$55,756	$65,383	$58,377
Cash in non-owned ATMs	264,903	223,646	189,965
Investment securities (d)(e)	45,517	47,397	49,688
Other investments	40,395	39,853	39,521
Mortgage-backed securities (d)	681,242	525,475	498,205
Net loans (f)(g)(n)	2,479,155	2,509,976	2,443,835
Bank owned life insurance	60,254	60,015	59,337
Other assets	121,285	101,768	93,632
Total assets	$3,748,507	$3,573,513	$3,432,560

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$431,476	$411,959	$311,322
Interest-bearing deposits	1,714,544	1,652,211	1,395,811
Total customer deposits	2,146,020	2,064,170	1,707,133
Other jumbo CDs	69,208	78,427	103,825
Brokered deposits	346,643	334,280	311,394
Total deposits	2,561,871	2,476,877	2,122,352

Federal Home Loan Bank advances	613,144	505,565	815,957
Other borrowings	241,665	245,428	250,788
Other liabilities	30,027	42,603	26,828

Total liabilities	3,446,707	3,270,473	3,215,925

Stockholders' equity	301,800	303,040	216,635

Total liabilities and stockholders' equity	$3,748,507	$3,573,513	$3,432,560

Capital Ratios:
Equity to asset ratio	8.05%	8.48%	6.31%
Tangible equity to asset ratio	7.72	8.13	5.88
Tangible common equity to asset ratio	6.31	6.65	5.88
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.67	9.10	7.99
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.02	11.17	9.90
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.24	12.39	11.00

Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$65,941	$76,131	$28,434
Troubled debt restructuring	7,274	7,600	2,855
Assets acquired through foreclosure	8,945	9,465	4,471
Total nonperforming assets	$82,160	$93,196	$35,760

Past due loans (i)	$1,423	$6,392	$1,339

Allowance for loan losses	$53,446	$52,385	$31,189

Ratio of nonperforming assets to total assets	2.19%	2.61%	1.04%
Ratio of allowance for loan losses to total gross
loans (j)	2.12	2.05	1.26
Ratio of allowance for loan losses to nonaccruing
loans (k)	63	52	108
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.82	0.71	1.97
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.01	0.75	0.74

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Dec. 31, 2009			Sept. 30, 2009			Dec. 31, 2008
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/Rate (a)(b)	Average Balance	Interest & Dividends	Yield/Rate (a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$765,210	$8,947	4.68%	$759,139	8,731	4.60%	$787,935	$10,802	5.48%
Residential real estate loans (n)	367,079	4,831	5.26	395,705	5,236	5.29	429,200	6,241	5.82
Commercial loans	1,118,137	14,668	5.23	1,102,937	14,531	5.25	899,809	12,503	5.56
Consumer loans	303,354	3,789	4.96	301,604	3,785	4.98	293,331	4,286	5.81
Total loans (n)	2,553,780	32,235	5.09	2,559,385	32,283	5.09	2,410,275	33,832	5.66
Mortgage-backed securities (d)	618,264	7,841	5.07	530,673	6,435	4.85	491,893	6,377	5.19
Investment securities (d)(e)	46,887	(122)	(1.04)	47,403	412	3.49	41,158	(662)	(6.43)
Other interest-earning assets (o)	40,284	—	0.00	39,618	—	0.00	38,997	238	2.43
Total interest-earning assets	3,259,215	39,954	4.94	3,177,079	39,130	4.96	2,982,323	39,785	5.37

Allowance for loan losses	(51,513)			(41,780)			(28,078)
Cash and due from banks	57,709			55,481			57,654
Cash in non-owned ATMs	237,898			225,740			167,139
Bank owned life insurance	60,097			59,859			59,199
Other noninterest-earning assets	93,765			95,767			85,414
Total assets	$3,657,171			$3,572,146			$3,323,651

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$240,728	$134	0.22%	$234,621	158	0.27%	$193,699	$316	0.65%
Money market	542,327	1,399	1.02	477,857	1,411	1.17	308,696	1,404	1.81
Savings	223,732	118	0.21	223,041	123	0.22	202,808	190	0.37
Customer time deposits	668,442	4,277	2.54	678,059	4,832	2.83	622,668	5,599	3.58
Total interest-bearing customer deposits	1,675,229	5,928	1.40	1,613,578	6,524	1.60	1,327,871	7,509	2.25
Other jumbo certificates of deposit	75,118	428	2.26	63,146	439	2.76	100,430	775	3.07
Brokered deposits	334,018	603	0.72	347,297	615	0.70	283,125	1,237	1.74
Total interest-bearing deposits	2,084,365	6,959	1.32	2,024,021	7,578	1.49	1,711,426	9,521	2.21

FHLB of Pittsburgh advances	559,414	3,940	2.76	551,267	4,221	3.00	786,632	6,061	3.02
Trust preferred borrowings	67,011	348	2.03	67,011	389	2.27	67,011	727	4.25
Other borrowed funds	185,755	627	1.35	203,474	649	1.28	200,053	900	1.80
Total interest-bearing liabilities	2,896,545	11,874	1.64	2,845,773	12,837	1.80	2,765,122	17,209	2.49

Noninterest-bearing demand deposits	415,567			409,437			298,613
Other noninterest-bearing liabilities	36,334			37,514			35,803
Stockholders’ equity	308,725			279,422			224,113
Total liabilities and stockholders’ equity	$3,657,171			$3,572,146			$3,323,651

Excess of interest-earning assets
over interest-bearing liabilities	$362,670			$331,306			$217,201

Net interest and dividend income		$28,080			$26,293			$22,576

Interest rate spread			3.30%			3.16%			2.88%

Net interest margin			3.48%			3.35%			3.07%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Tewlve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Stock Information:

Market price of common stock:
High	$29.80	$32.49	$57.71	$48.49	$62.44
Low	24.70	26.17	38.54	17.34	38.54
Close	25.63	26.64	47.99	25.63	47.99
Book value per common share	42.63	42.84	35.17
Tangible book value per common share	40.70	40.89	32.62
Tangible common book value per common share	33.27	33.45	32.62
Number of common shares outstanding (000s)	7,080	7,075	6,159

Other Financial Data:

One-year repricing gap to total assets (m)	(1.97)%	1.00%	0.33%
Weighted average duration of the MBS portfolio	2.4 years	2.6 years	2.9 years
Unrealized losses on securities available-for-sale, net of taxes	$(1,567)	$(1,653)	$(12,158)
Number of associates (FTEs)	643	648	633
Number of branch offices	37	37	35
Number of WSFS owned ATMs	364	345	301

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.
(o)	The FHLB has suspended dividend payments as of December 31, 2008.